    As filed with the Securities and Exchange Commission on January 25, 2005

                                                     Registration No. 333-120737
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                AMENDMENT NO. 1

                                       TO

                                  FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          UNIVERSAL DISPLAY CORPORATION
             (Exact name of registrant as specified in its charter)

          Pennsylvania                     8731                  23-2372688
(State or other jurisdiction of (Primary Standard Industrial   I.R.S. Employer
incorporation or organization)       Classification No.)     Identification No.)

                             375 PHILLIPS BOULEVARD
                             EWING, NEW JERSEY 08618
                                 (609) 671-0980
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               STEVEN V. ABRAMSON
                      PRESIDENT AND CHIEF OPERATING OFFICER
                          UNIVERSAL DISPLAY CORPORATION
                             375 Phillips Boulevard
                             Ewing, New Jersey 08618
                                 (609) 671-0980
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                            JUSTIN W. CHAIRMAN, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 Market Street
                             Philadelphia, PA 19103
                                 (215) 963-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED JANUARY 25, 2005

PROSPECTUS

                                1,377,415 SHARES

                          UNIVERSAL DISPLAY CORPORATION

                                  COMMON STOCK

         The shareholders of Universal Display Corporation identified in this prospectus under "Selling Shareholders," or their donees, pledgees or other transferees are offering up to 1,377,415 shares of our common stock for resale to the public. The selling shareholders will be selling shares of common stock
(a) that they own or will acquire from us in the future and (b) that they can acquire by exercising warrants that they own or will acquire from us in the future.

         We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We are paying the expenses of this offering.

         The primary market for our common stock is the Nasdaq National Market System, where it trades under the symbol "PANL." On January 24, 2005, the last reported sale price of our common stock on the Nasdaq National Market System was $7.60 per share.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BEGINNING ON PAGE 5 BEFORE INVESTING IN OUR COMMON STOCK.

         The securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.








                  THE DATE OF THIS PROSPECTUS IS ________, 2005

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Cautionary Statement Concerning Forward-Looking Statements................   3
Our Company...............................................................   4
Risk Factors..............................................................   5
The Offering..............................................................   12
Use of Proceeds...........................................................   12
Selling Shareholders......................................................   13
Plan of Distribution......................................................   15
About this Prospectus.....................................................   16
Where You Can Find More Information.......................................   16
Legal Opinion.............................................................   17
Experts...................................................................   17

                              CAUTIONARY STATEMENT
                      CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs, expectations, hopes or intentions of our management, as well as assumptions made by, and the information currently available to, our management. Among other things, these statements include, but are not limited to, the statements in this prospectus and the documents incorporated by reference regarding:

     o the outcomes of our ongoing and future organic light emitting diode ("OLED") technology research and development activities;
     o our ability to access future OLED technology developments of our academic and commercial research partners;
     o our ability to form and continue strategic relationships with manufacturers of OLEDs and OLED-containing products;
     o   the protections afforded to us by the patents that we own or license;
     o the anticipated success of our OLED technologies, materials and manufacturing equipment commercialization strategies;
     o the potential commercial applications of our OLED technologies and materials, and of OLED-containing products in general;
     o   future demand for our OLED technologies and materials;
     o the comparative advantages and disadvantages of our OLED technologies and materials versus competing technologies and materials currently on the market;
     o the nature and potential advantages of any competing technologies that may be developed in the future;
     o the payments that we expect to receive in the future under our existing contracts;
     o   our future capital requirements;
     o the amount and type of securities that we will issue in the future to our business partners and others; and
     o our future OLED technology licensing and OLED material sales revenues and results of operations.

         In addition, when used in these documents, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus and the documents incorporated by reference.

         You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the documents incorporated by reference, as the case may be. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                   OUR COMPANY

         We are a leader in the research, development and commercialization of organic light emitting diode, or OLED, technologies for use in a variety of flat panel display and other applications. OLEDs are thin, light-weight and power efficient devices, highly suitable for use in portable, full-color display applications. We are focused on licensing our proprietary technologies and materials to leading display manufacturers on a non-exclusive basis. We believe this business model allows us to concentrate on our core strengths of technology development and innovation, while providing significant operating leverage. During the second half of 2003, we recognized our first commercial chemical sales and license fee revenues. We are currently selling one of our proprietary OLED materials to Tohoku Pioneer Corporation, have established a license agreement with DuPont Displays, Inc. and have entered into technology development and evaluation agreements with several flat panel display manufacturers.

         Initial applications for OLED displays are small- and medium-sized flat panel displays in a wide variety of portable consumer electronics devices, including mobile phones, personal digital assistants, or PDAs, cameras, camcorders and electronic games. According to DisplaySearch, an independent market research firm tracking the flat panel display industry, the market for flat panel displays, which is currently dominated by liquid crystal displays, or LCDs, is expected to reach an estimated $71.6 billion in 2007. We believe OLED displays will capture a share of the growing flat panel display market because they offer potential advantages over competing technologies with respect to brightness, power efficiency, viewing angle, video response time and manufacturing cost. According to DisplaySearch, the OLED display market is expected to experience significant growth with revenues increasing from an estimated $263 million in 2003 to an estimated $3.5 billion by 2008. We believe that larger display applications, such as laptop computers, desktop computer monitors and televisions, also represent a significant opportunity for OLED displays given the potential advantages of OLED technologies.

         Our strategy is to further develop and license our proprietary OLED technologies to display manufacturers for use in small, medium and large consumer electronic devices. Our key proprietary technology, phosphorescent OLEDs, or PHOLEDs, has demonstrated the ability to provide up to four times the power efficiency of other types of OLEDs and traditional LCDs. We also are conducting research and development work directed towards both improving our existing PHOLED technologies and materials and further developing our proprietary OLED technologies such as transparent OLEDs and flexible OLEDs. Our focus on next-generation technologies is designed to enable us to continue our position as a leading provider of OLED technologies.

         We believe that our technology leadership and intellectual property position will enable us to share in the revenues from OLED displays as they enter the mainstream consumer electronics market. Through our internal research and development efforts and our relationships with world-class partners such as Princeton University, the University of Southern California and PPG Industries, Inc., we have established a significant portfolio of OLED technologies and associated intellectual property rights. We currently own, exclusively license or have the sole right to sublicense more than 600 patents issued and pending worldwide. In addition, our management team has assembled a Scientific Advisory Board that includes some of the leading researchers in the OLED industry, which has enhanced our reputation and our competitive profile.

                              CORPORATE INFORMATION

         Our corporation was organized under the laws of the Commonwealth of Pennsylvania in April 1985. Our current business was commenced in June 1994 by a New Jersey corporation that has since changed its name to UDC, Inc. UDC, Inc. now functions as an operating subsidiary of ours and has overlapping officers and directors. Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618 and our telephone number is (609) 671-0980. Our website is located at www.universaldisplay.com. The information contained on our website is not a part of this prospectus.

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risks described below in this section and the risks described in the documents incorporated by reference in this prospectus. You should not purchase our securities if you cannot afford the loss of your entire investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

WE DO NOT EXPECT TO BE PROFITABLE IN THE FORESEEABLE FUTURE, AND MAY NEVER BE PROFITABLE.

         Since inception, we have generated limited revenues while incurring significant losses. We expect to incur losses for the foreseeable future and until such time, if ever, as we are able to achieve sufficient levels of revenue from the commercial exploitation of our OLED technologies and materials to support our operations. You should note, however, that:

     o   OLED technologies may never become commercially viable;

     o markets for flat panel displays utilizing OLED technologies may be limited; and

     o we may never generate sufficient revenues from the commercial exploitation of our OLED technologies and materials to become profitable.

         Even if we find commercially viable applications for our OLED technologies and materials, we may never recover our research and development expenses.

IF WE DO NOT RECEIVE ADDITIONAL FINANCING IN THE FUTURE, WE MIGHT NOT BE ABLE TO CONTINUE THE RESEARCH, DEVELOPMENT AND COMMERCIALIZATION OF OUR OLED TECHNOLOGIES AND MATERIALS.

         Our capital requirements have been and will continue to be significant. Substantial additional funds will be required in the future for research, development and commercialization of our OLED technologies and materials, to obtain and maintain patents and other intellectual property rights in these technologies and materials, and for working capital and other purposes, the timing and amount of which are difficult to ascertain. Our cash on hand may not be sufficient to meet all of our future needs. When we need additional funds, such funds may not be available on commercially reasonable terms or at all. If we cannot obtain more money when needed, our business might fail. Additionally, if we attempt to raise money in an offering of shares of our common stock, preferred stock, warrants or depositary shares, or if we engage in acquisitions involving the issuance of such securities, the issuance of these shares will dilute our then-existing shareholders.

IF OUR OLED TECHNOLOGIES AND MATERIALS ARE NOT FEASIBLE FOR BROAD-BASED PRODUCT APPLICATIONS, WE MAY NEVER GENERATE REVENUES SUFFICIENT TO SUPPORT ONGOING OPERATIONS.

         Before display manufacturers will agree to utilize our OLED technologies and materials for wide-scale commercial production, they will likely require us to demonstrate to their satisfaction that our OLED technologies and materials are feasible for broad-based product applications. This, in turn, will require substantial advances in our research and development efforts in a number of areas, including:

     o   device reliability;

     o the development of long-lived OLED materials for full color OLED displays; and

     o issues related to scalability and cost-effective fabrication technologies for product applications.

         Our efforts may never demonstrate the feasibility of our OLED technologies and materials for broad-based product applications.

         Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of funds for completing development of these products. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete research and development of our OLED technologies and materials successfully, or if we experience delays in completing research and development of our OLED technologies and materials for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail.

EVEN IF OUR OLED TECHNOLOGIES ARE TECHNICALLY FEASIBLE, THEY MAY NOT BE ADOPTED BY DISPLAY MANUFACTURERS.

         The potential size, timing and viability of market opportunities targeted by us are uncertain at this time. Market acceptance of our OLED technologies will depend, in part, upon these technologies providing benefits comparable to cathode ray tube, or CRT, display and LCD technologies (the current standard display technologies) at an appropriate cost, and the adoption of these technologies by consumers, neither of which has been achieved. Also, there may be a number of additional technologies that display manufacturers need to utilize to be used in conjunction with our OLED technologies in order to bring OLED displays and products containing them to the market. Many potential licensees of our OLED technologies manufacture flat panel displays utilizing competing technologies, and may, therefore, be reluctant to redesign their products or manufacturing processes to incorporate our OLED technologies. Moreover, even if our OLED technologies are a viable alternative to competing technologies, if additional technologies are required to be used in conjunction with our OLED technologies to bring OLED displays and products containing them to the market and display manufacturers are unable to obtain access to these technologies, they may not utilize our OLED technologies.

THERE ARE NUMEROUS POTENTIAL ALTERNATIVES TO OLEDS FOR FLAT PANEL DISPLAYS, WHICH MAY LIMIT OUR ABILITY TO COMMERCIALIZE OUR OLED TECHNOLOGIES AND MATERIALS.

         The flat panel display market is currently, and will likely continue to be for some time, dominated by displays based on LCD technology. Numerous companies are making substantial investments in, and conducting research to improve characteristics of, LCDs. Several other flat panel display technologies have been, or are being, developed, including technologies for the production of field emission, inorganic electroluminescence, gas plasma and vacuum fluorescent displays. Advances in LCD technology or any of these other technologies may overcome their current limitations and permit them to become the leading technologies for flat panel displays, either of which could limit the potential market for flat panel displays utilizing our OLED technologies and materials. This, in turn, would cause display manufacturers to avoid entering into commercial relationships with us, or to terminate or not renew their existing relationships with us.

OTHER OLED TECHNOLOGIES MAY BE MORE SUCCESSFUL THAN OURS.

         Our competitors have developed OLED technologies that differ from or compete with our OLED technologies. These competing OLED technologies entered the marketplace prior to ours and may become entrenched in the flat panel industry before our OLED technologies have a chance to become widely utilized. Moreover, our competitors may succeed in developing new OLED technologies that are more cost-effective or have fewer display limitations than our OLED technologies. If our OLED technologies, and particularly our phosphorescent OLED technology, are unable to capture a substantial portion of the OLED display market, our business strategy may fail.

MANY OF OUR COMPETITORS HAVE GREATER RESOURCES, AND IT MAY BE DIFFICULT TO COMPETE AGAINST THEM.

         The flat panel display industry is characterized by intense competition. Many of our competitors have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. Because of these differences, we may never be able to compete successfully in the OLED display market.

THE FLAT PANEL DISPLAY INDUSTRY HAS HISTORICALLY EXPERIENCED SIGNIFICANT DOWNTURNS, WHICH MAY ADVERSELY AFFECT THE DEMAND FOR AND PRICING OF OUR OLED TECHNOLOGIES AND MATERIALS.

         The flat panel display industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by lower product demand, production overcapacity and erosion of average selling prices. Our business strategy is dependent on display manufacturers building and selling displays that incorporate our OLED technologies and materials. Industry-wide fluctuations and downturns in the demand for flat panel displays, and OLED displays in particular, could cause significant harm to our business.

IF OUR RESEARCH PARTNERS FAIL TO MAKE ADVANCES IN THEIR RESEARCH, OR IF THEY TERMINATE OR ELECT NOT TO RENEW THEIR RELATIONSHIPS WITH US, WE MIGHT NOT SUCCEED IN COMMERCIALIZING OUR OLED TECHNOLOGIES AND MATERIALS.

         Research and development of commercially viable applications for our OLED technologies and materials depend substantially on the success of the work conducted by our research partners. We cannot be certain that our research partners will make additional advances in the research and development of these technologies and materials. Moreover, although we fund OLED technology research, the scope of and technical aspects of this research and the resources and efforts directed to this research are in large part subject to the control of our research partners.

         Our most significant research and development relationships are with Princeton University and the University of Southern California. Our Research Agreement with Princeton University expires in July 2007 and both this agreement and our Amended License Agreement with Princeton University and the University of Southern California (the agreement under which we license our key OLED technology patents) can be terminated for various reasons. For example, the Research Agreement provides that if Dr. Stephen R. Forrest, the principal investigator for our research program with Princeton University, is unavailable to continue to serve in this capacity, because he is no longer associated with Princeton University or for any other reason, and a successor acceptable to both us and Princeton University is not available, Princeton University has the right to terminate the Research Agreement without impacting the Amended License Agreement. Termination of the Research Agreement or the Amended License Agreement would materially and adversely affect our ability to research, develop and commercialize our OLED technologies and materials.

IF WE CANNOT FORM AND MAINTAIN LASTING BUSINESS RELATIONSHIPS WITH OLED DISPLAY MANUFACTURERS, OUR BUSINESS STRATEGY WILL FAIL.

         Our business strategy ultimately depends upon our development and maintenance of commercial licensing and material supply relationships with high-volume manufacturers of OLED displays. As of November 1, 2004, we had entered into only two such relationships, one with Dupont Displays, Inc. and one with Tohoku Pioneer Corporation. All of our other relationships with display manufacturers currently are limited to technology development and the evaluation of our OLED technologies and materials for possible use in commercial production. Some or all of these relationships may not succeed or, even if they are successful, may not result in the display manufacturers entering into commercial licensing and material supply relationships with us.

         Under our existing technology development and evaluation agreements, we are working with display manufacturers to incorporate our technologies into their products for the commercial production of OLED displays. However, these technology development and evaluation agreements typically last for limited periods of time, such that our relationships with the display manufacturers will expire unless they continually are renewed. The display manufacturers may not agree to renew their relationships with us on a continuing basis. In addition, we regularly continue working with display manufacturers evaluating our OLED technologies and materials after our existing agreements with them have expired while we are attempting to negotiate contract extensions or new agreements with them. Should our relationships with the display manufacturers not continue or be renewed, our business would suffer.

         Our ability to enter into additional commercial licensing and material supply relationships, or to maintain our existing technology development and evaluation relationships, may require us to make financial or other commitments. We might not be able, for financial or other reasons, to enter into or continue these relationships on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect on us.

WE RELY SOLELY ON PPG INDUSTRIES TO MANUFACTURE THE OLED MATERIALS WE USE AND SELL TO DISPLAY MANUFACTURERS.

         Our business prospects depend significantly on our ability to obtain proprietary OLED materials for our own use and for sale to display manufacturers. Our current Development and License Agreement with PPG Industries, Inc. provides us with a source for these materials for research, development and evaluation purposes, and our current Supply Agreement with PPG Industries provides us with a source for these materials for commercial purposes. However, the Development and License Agreement expires at the end of 2005 and the Supply Agreement expires at the end of 2007. Our inability to continue obtaining these OLED materials from PPG Industries or another source would have a material adverse effect on our revenues from sales of these materials, as well as on our ability to perform research and development work and to support those display manufacturers currently evaluating our OLED technologies and materials for possible commercial use.

IF WE CANNOT OBTAIN AND MAINTAIN APPROPRIATE PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS PROTECTION FOR OUR OLED TECHNOLOGIES AND MATERIALS, OUR BUSINESS WILL SUFFER.

         The value of our OLED technologies and materials is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. Although we own or license many patents respecting our OLED technologies and materials that have already been issued, there can be no assurance that additional patents applied for will be obtained, or that any of these patents, once issued, will afford commercially significant protection for our OLED technologies and materials, or will be found valid if challenged. Moreover, we have not obtained patent protection for some of our OLED technologies and materials in all foreign countries in which OLED displays or materials might be manufactured or sold. In any event, the patent laws of other countries may differ from those of the United States as to the patentability of our OLED technologies and materials and the degree of protection afforded.

         We may become engaged in litigation to protect or enforce our patent and other intellectual property rights, or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with those of our licensees. In addition, we may have to participate in interference or reexamination proceedings before the U.S. Patent and Trademark Office, or in opposition, nullity or other proceedings before foreign patent offices, with respect to our patents or patent applications. All of these actions would place our patents and other intellectual property rights at risk and may result in substantial costs to us as well as a diversion of management attention. Moreover, if successful, these actions could result in the loss of patent or other intellectual property rights protection for the key OLED technologies and materials on which our business depends.

IF OUR OLED TECHNOLOGIES OR MATERIALS ARE FOUND TO INFRINGE THE RIGHTS OF OTHERS, WE MAY NOT BE ABLE TO COMMERCIALLY LICENSE OR SELL THEM.

         Other companies and institutions may independently develop OLED technologies and materials that are equivalent or superior to ours, and may obtain patent or similar rights with respect to these technologies. There are a number of other companies and organizations that have been issued patents and are filing additional patent applications relating to OLED technologies and materials, including Eastman Kodak Company, Fuji Film Co., Ltd., Canon, Inc., Pioneer Corporation, Semiconductor Energy Laboratories Co. and Mitsubishi Chemical Corporation, all of whom have patent rights related to OLED technologies and materials. There can be no assurance that the utilization of our OLED technologies or the sale of our OLED materials, including technologies and materials developed by or licensed from Princeton University, the University of Southern California, PPG Industries or Motorola, Inc., will not infringe on the patent or other intellectual property rights of others. In this event, we or our partners may be required to obtain licenses, pay damages, modify our products or methods of operation, or be prohibited from making, using, selling or offering to sell some or all of our OLED materials or products incorporating our OLED technologies. We also might not have the financial or other resources necessary to enforce or defend a patent infringement action, and the licensors of our licensed patents might not enforce or defend such an action in a timely manner. If our OLED materials or products incorporating our OLED technologies are found to infringe on the patent or other intellectual property rights of others, it could have a material adverse effect on us by limiting our ability to license our OLED technologies or sell our OLED materials to display manufacturers.

THE U.S. GOVERNMENT HAS RIGHTS TO OUR OLED TECHNOLOGIES THAT MIGHT PREVENT US FROM REALIZING THE BENEFITS OF THESE TECHNOLOGIES.

         The U.S. government, through various government agencies, has provided and continues to provide funding to us, Princeton University and the University of Southern California for research activities related to certain aspects of our OLED technologies. Because we have been provided with this funding, the government has rights to these OLED technologies that could restrict our ability to market them to the government for military and other applications, or to third parties for commercial applications. Moreover, if the government determines that we have not taken effective steps to achieve practical application of these OLED technologies in any field of use in a reasonable time, the government could require us to grant licenses to other parties in that field of use. Any of these occurrences would limit our ability to obtain the full benefits of our OLED technologies.

IF WE CANNOT KEEP OUR KEY EMPLOYEES OR HIRE OTHER TALENTED PERSONS AS WE GROW, OUR BUSINESS MIGHT NOT SUCCEED.

         Our performance is substantially dependent on the continued services of senior management and other key personnel, and on our ability to offer competitive salaries and benefits to our employees. We do not have employment agreements with any of our management or other key personnel. Additionally, competition for highly skilled technical, managerial and other personnel is intense. We might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, our business will suffer and might fail.

WE CAN ISSUE SHARES OF PREFERRED STOCK THAT MAY ADVERSELY AFFECT YOUR RIGHTS AS A SHAREHOLDER OF OUR COMMON STOCK.

         Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of shareholders of our common stock. For example, an issuance of shares of preferred stock could:

     o adversely affect the voting power of the shareholders of our common stock;

     o   make it more difficult for a third party to gain control of us;

     o   discourage bids for our common stock at a premium; or

     o   otherwise adversely affect the market price of our common stock.


         Our Board of Directors has designated and issued two series of preferred stock as of December 31, 2004: (a) 200,000 shares of Series A Nonconvertible Preferred Stock, all of which are held by an entity controlled by members of the family of Sherwin I. Seligsohn, our Chairman of the Board and Chief Executive Officer; and (b) 300,000 shares of Series B Convertible Preferred Stock that were held by Motorola. On October 6, 2004, all 300,000 outstanding shares of the Series B Convertible Preferred Stock were automatically converted into an aggregate of 418,916 shares of our common stock in accordance with the terms of the Series B Convertible Preferred Stock. We may issue additional shares of authorized preferred stock at any time in the future.


IF THE PRICE OF OUR COMMON STOCK GOES DOWN, WE MAY HAVE TO ISSUE MORE SHARES THAN ARE PRESENTLY ANTICIPATED TO BE ISSUED UNDER OUR AGREEMENT WITH PPG INDUSTRIES.

         Under our Development and License Agreement with PPG Industries, we are required to issue to PPG Industries shares of our common stock for services rendered by it. The number of shares of common stock that we are required to deliver to PPG is determined based on a formula requiring that the lower the price of the Common Stock at and around the time of issuance, the greater the number of shares that we would be required to issue to PPG Industries. Lower than anticipated market prices for our common stock, and correspondingly greater numbers of shares issuable to PPG Industries, with a resulting increase in the number of shares available for public sale, could cause people to sell our common stock, including in short sales, which could drive down the price of our common stock, thus reducing its value and perhaps hindering our ability to raise additional funds in the future. In addition, such an increase in the number of outstanding shares of our common stock would further dilute existing holders of this stock.

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING SHAREHOLDER APPROVAL, INCLUDING TAKEOVER ATTEMPTS.

         Our executive officers and directors, their respective affiliates and the adult children of Sherwin Seligsohn, our Chairman of the Board and Chief Executive Officer, beneficially own as of December 31, 2004, approximately 23.0% of the outstanding shares of our common stock. Moreover, Pine Ridge Financial Inc. and First Investors Holding Co., Inc., as successor to Strong River Investments, Inc., assigned to our management their rights to vote the shares of our common stock they received or are entitled to receive upon conversion of warrants, notes and preferred stock issued in an August 2001 private placement transaction, of which warrants to purchase 744,452 shares remain outstanding as of December 31, 2004. Accordingly, these shareholders and members of management may, as a practical matter, be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. This concentration also could have the effect of delaying or preventing a change in control of us.

RISKS RELATING TO THIS OFFERING

THE MARKET PRICE OF OUR COMMON STOCK MIGHT BE HIGHLY VOLATILE.

         The market price of our common stock might be highly volatile, as has been the case with our common stock in the past, as well as the securities of many companies, particularly other small and emerging-growth companies. Factors such as the following may have a significant impact on the market price of our common stock in the future:

     o   our expenses and operating results;

     o announcements by us or our competitors of technological developments, new product applications or license arrangements; and

     o other factors affecting the flat panel display and related industries in general.

THE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK COULD DRIVE DOWN THE PRICE OF OUR STOCK.

         The price of our common stock can be expected to decrease if:

     o other shares of our common stock that are currently subject to restriction on sale become freely salable, whether through an effective registration statement or based on Rule 144 under the Securities Act of 1933, as amended; or

     o we issue additional shares of our common stock that might be or become freely salable, including shares that would be issued upon conversion of our preferred stock or the exercise of outstanding warrants and options.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, SHAREHOLDERS WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance further research and development and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which shareholders have purchased their shares.

OUR PAST USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITOR LIMITS THE ABILITY OF SHAREHOLDERS TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

         On July 30, 2002, we announced that we had appointed KPMG LLP to replace Arthur Andersen LLP (Arthur Andersen) as our independent public auditor. Our consolidated financial statements as of and for each of the years ended December 31, 1999 through 2001 were audited by Arthur Andersen. We have not obtained Arthur Andersen's consent to the incorporation by reference into the registration statement, of which this prospectus is a part, of its report with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended, allowed us to file the registration statement without a written consent from Arthur Andersen.

         The absence of this consent may limit recovery on certain claims by investors in an offering made using this prospectus. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) will be limited as a practical matter due to events regarding Arthur Andersen. This means that if an investor in an offering made using this prospectus were to assert a claim under Section 11 of the Securities Act of 1933, as amended, relating to its investment, that investor would not be able to seek damages from Arthur Andersen. Thus, as compared to a hypothetical investor in an offering by another company whose inclusion of financial statements in its annual report was consented to by that company's independent auditor, an investor in an offering made using this prospectus would have fewer alternatives in seeking damages relating to its investment.

                                  THE OFFERING

         Of the 1,377,415 shares of our common stock being offered by the selling shareholders, 772,161 are being offered by PPG Industries. These consist of the following shares:

o 27,276 shares of common stock that we are obligated to issue to PPG Industries in February 2005 as additional consideration for services furnished to us by PPG Industries under our Development and License Agreement for the period from January 1, 2004 through December 31, 2004.

o 184,885 shares of common stock that will be issuable upon exercise of a warrant we are required to issue to PPG Industries in February 2005 as additional consideration for services furnished to us by PPG Industries under our Development and License Agreement for the period from January 1, 2004 through December 31, 2004, which warrant will be exercisable for a seven-year period from the date of issuance at an exercise price to be determined in accordance with the terms of our Development and License Agreement.

o 140,000 shares of common stock that we expect to issue to PPG in April 2005 as nonrefundable consideration for services to be furnished to us by PPG Industries under our Development and License Agreement for the period from January 1, 2005 through March 31, 2005.

o 140,000 shares of common stock that we expect to issue to PPG in July 2005 as nonrefundable consideration for services to be furnished to us by PPG Industries under our Development and License Agreement for the period from April 1, 2005 through June 30, 2005.

o 140,000 shares of common stock that we expect to issue to PPG in October 2005 as nonrefundable consideration for services to be furnished to us by PPG Industries under our Development and License Agreement for the period from July 1, 2005 through September 30, 2005.

o 140,000 shares of common stock that we expect to issue to PPG in January 2006 as nonrefundable consideration for services to be furnished to us by PPG Industries under our Development and License Agreement for the period from October 1, 2005 through December 31, 2005.

         Pursuant to our Development and License Agreement with PPG Industries, PPG Industries provides to us a team of PPG Industries' scientists and engineers to assist us in developing and commercializing various OLED materials in which we have a proprietary interest, as well as certain other services relating to the development of our proprietary chemicals. As described in the subsequent paragraph, PPG Industries receives shares of our common stock and warrants to purchase shares of our common stock as compensation for this work, though under limited circumstances PPG Industries has the right to receive payment in cash in lieu of common stock. PPG Industries also provides us with OLED materials for purposes of development and manufacturing qualification at our facilities and the facilities of our customers.

         Under the Development and License Agreement, we compensate PPG Industries in a combination of cash and shares of our common stock for the services provided to us under such agreement. Specifically, we pay PPG Industries for its expenses under the Agreement for any calendar quarter, as determined by the parties based on an agreed upon work plan and the specific activities performed by PPG Industries during the calendar quarter in question. The compensation for some of the services is required to be paid in all cash, and for another portion is required to be paid all in common stock. Up to 50% of the consideration for the remaining portion of the services may be paid, at our sole discretion, in shares of common stock, with the remainder payable in cash. The specific number of shares of common stock issuable to PPG Industries under our Development and License Agreement is determined based on a formula, with the number of shares based on the average trading price for our common stock during a specified period at the end of that quarter. If, however, this average trading price is less than a specified dollar amount, we are required to compensate PPG Industries in all cash.

         An additional 154,916 of the shares are being offered by Motorola, Inc. We issued 118,916 of these shares to Motorola on October 6, 2004, based on the automatic conversion into common stock of all outstanding shares of our Series B Convertible Preferred Stock in accordance with the terms of the Series B. As a result of this conversion, all outstanding shares of the Series B have been converted into 418,916 shares of our common stock, 300,000 of which shares were previously registered for resale under the Securities Act of 1933, as amended, on the Registration Statement on Form S-3 of the Company (Commission File No. 333-48810). We expect to issue to Motorola the remaining 36,000 shares registered for resale by Motorola in March 2005, in our sole discretion, in lieu of making certain minimum cash royalty payments due to Motorola under a license agreement between the Company and Motorola. This license agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

         The remaining 450,338 shares are being offered by Sherwin I. Seligsohn, our Chairman of the Board and Chief Executive Officer, Scott Seligsohn, who is Sherwin I. Seligsohn's son and an employee of our Company, and the other shareholders named in the "Selling Shareholders" section of this prospectus. The shares registered for resale by Messrs. Sherwin I. Seligsohn and Scott Seligsohn are issuable to those individuals upon the exercise of certain warrants to purchase shares of our common stock, and the shares registered for resale by the other selling shareholders are issuable to those individuals upon the exercise of certain warrants to purchase shares of our common stock pursuant to the operation of anti-dilution provisions contained in the operative warrant agreements. The resale of the shares of common stock issuable upon exercise of those warrants prior to the operation of the anti-dilution provisions was previously registered by the Company under the Securities Act of 1933, as amended.

         The selling shareholders pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering. Under the terms of the transactions described above, we are contractually required to register all of the shares of common stock that are described above.

                                 USE OF PROCEEDS

         The selling shareholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling shareholders as of December 31, 2004, and the number of shares of common stock covered by this prospectus.

         We have entered into a development and license agreement with PPG Industries, and an amendment thereto, pursuant to which certain of the securities listed below are being initially issued to PPG Industries in a private placement. Under the development and license agreement, PPG Industries has various rights, and is subject to certain restrictions. Among these is the right, exercisable at any time during the term of that agreement that PPG Industries owns 5% or more of the outstanding shares of our common stock, to designate one individual for election to our Board of Directors. If, at any time during the term of the development and license agreement PPG Industries owns 25% or more of the outstanding shares of common stock, it shall be entitled to designate for election one quarter of the total members of our Board of Directors.

         Additionally, PPG Industries has limited preemptive rights under the development and license agreement. These rights allow PPG Industries to purchase shares in certain future offerings of our common stock, or securities convertible into common stock, so that PPG Industries can maintain its overall percentage ownership of our common stock.

         PPG Industries is restricted from engaging in "short sales" of our securities during the term of the development and license agreement, and may not, during the 90-day period ending on February 15 of each calendar year, sell, on any day during that 90-day period, that number of shares of common stock, or securities convertible into common stock, that would exceed 25% of the average daily trading volume of common stock for the 90-day period immediately preceding the 90-day restricted period.

         The shares being offered by Messrs. Sherwin I. Seligsohn and Scott Seligsohn are issuable upon the exercise by those individuals of warrants to purchase shares of our common stock at an exercise price of $4.125 per share. The shares being offered by the other Selling Shareholders, except for Dillon Capital, LLC, which owns its shares outright, are issuable upon the exercise by those individuals of warrants to purchase shares of our common stock. The per share exercise prices of these warrants, which are fixed, are: $9.50 for the warrants held by STAT Holdings, LLC, LBC Capital Corporation, the Harry Leopold Roth IRA and James F. Mongiardo; $12.39 for the warrants held by Dr. Forrest and Dr. Thompson; and $17.13 for the warrant held by the Sheldon Drobny Retirement Plan.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after December 31, 2004, are deemed outstanding and to be beneficially owned by the Selling Shareholders holding such options or warrants.

                                                                                     BENEFICIAL OWNERSHIP
                                                   NUMBER OF       MAXIMUM         AFTER RESALE OF SHARES
                                                     SHARES        NUMBER OF     ---------------------------
         NAME OF                                  BENEFICIALLY   SHARES BEING      NUMBER
   SELLING SHAREHOLDER                               OWNED         OFFERED       OF SHARES(1)      PERCENT(2)
------------------------                          ------------   ------------    ------------      ----------
PPG Industries, Inc.(3)(4)                         1,933,215        772,161        1,161,054           4.0%
Motorola, Inc.(4)(5)                                 812,916        154,916          658,000           2.5%
Sherwin I. Seligsohn(6)                              688,423        174,500          513,923           1.8%
Scott Seligsohn(7)                                 3,546,348        200,000        3,346,348          12.0%
Stephen R. Forrest(8)                                416,101         13,994          402,107           1.4%
Mark E. Thompson(9)                                  498,494         13,994          484,500           1.7%
STAT Holdings, LLC(10)(11)                            45,000          2,150           42,850             *
Dillon Capital, LLC(12)                                5,434            101            5,333             *
LBC Capital Corporation(10)(13)                       44,625          2,377           42,248             *
Harry Leopold Roth IRA(10)(13)                        51,436          3,565           47,871             *
James F. Mongiardo(14)                                17,008            525           16,483             *
Sheldon Drobny Retirement Plan(10)(15)               189,132         39,132          150,000             *

TOTALS                                             8,072,132      1,377,415        6,694,717          22.1%

_____________
*Less than 1%.

(1)    Assumes the sale of all shares being offered by this prospectus.

(2) The percentage ownership for each beneficial owner listed above is based on 27,913,882 shares of common stock outstanding as of December 31, 2004. In accordance with SEC rules, options to purchase shares of common stock that are exercisable as of December 31, 2004, or will become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares indicated in the table includes the following number of shares issuable upon the exercise of warrants or options: PPG Industries, Inc. -
       826,496; Motorola, Inc. - 150,000; Sherwin I. Seligsohn - 230,500;
       Scott Seligsohn - 63,000; Stephen R. Forrest - 392,412; Mark E.
       Thompson - 472,500; STAT Holdings, LLC - 42,850; Dillon Capital, LLC - 5,333; LBC Capital Corporation - 42,248; Harry Leopold Roth IRA -
       47,871; James F. Mongiardo - 10,000; Paradigm Group II, LLC - 150,000.

(3)    Includes:

       o 334,558 shares of common stock owned by PPG Industries;
       o 826,496 shares of common stock that may be acquired by PPG Industries upon the exercise of warrants that are currently exercisable;
       o 140,000 shares of common stock that we expect to issue to PPG Industries in each of April 2005, July 2005, October 2005 and January 2006.
       o 27,276 shares of common stock that we are obligated to issue to PPG Industries in February 2005; and
       o 184,885 shares of common stock that may be acquired by PPG Industries upon the exercise of warrants that we are obligated to issue to PPG Industries in February 2005.
(4) This Selling Shareholder is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. As such, we are omitting information regarding the natural persons who exercise voting and dispositive power with respect to these shares.
(5)    Includes:
       o 626,916 shares of common stock owned by Motorola, Inc.
       o 36,000 shares of common stock that we expect to issue to Motorola, Inc. in March 2005; and
       o 150,000 shares of common stock that may be acquired by Motorola, Inc. upon the exercise of warrants that are currently exercisable.
(6)    Includes:
       o  107,423 shares of common stock owned by Mr. Seligsohn;
       o 176,000 shares of common stock owned by American Biomimetics Corporation, of which Mr. Seligsohn is the sole Director, Chairman, President and Secretary (These shares are also shown as beneficially owned by Scott Seligsohn); and
       o 405,000 shares of common stock that may be acquired by Mr. Seligsohn upon the exercise of options and warrants that are currently exercisable.
(7)    Includes:
       o 107,348 shares of common stock owned by Mr. Seligsohn;
       o 1,500,000 shares of common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated 7/29/93 FBO Lori S. Rubenstein (the "Rubenstein Trust"), of which Lori S. Rubenstein, Scott
         Seligsohn and Clifford D. Schlesinger are co-trustees;
       o 1,500,000 shares of common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated 7/29/93 FBO Scott Seligsohn (the "Seligsohn Trust"), of which Lori S. Rubenstein, Scott Seligsohn and Clifford D. Schlesinger are co-trustees;
       o 176,000 shares of common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and the Seligsohn Trust are the principal shareholders (These shares are also shown as beneficially owned by Sherwin Seligsohn); and
       o 263,000 shares of common stock that may be acquired by Mr. Seligsohn upon the exercise of options and warrants that are currently exercisable.
(8)    Includes:
       o 9,695 shares of common stock owned by Dr. Forrest; and
       o 406,406 shares of common stock that may be acquired by Dr. Forrest upon the exercise of options and warrants that are currently exercisable.
(9)    Includes:
       o 12,000 shares of common stock owned by Dr. Thompson; and
       o 486,494 shares of common stock that may be acquired by Dr. Thompson upon the exercise of options and warrants that are currently exercisable.
(10) Consists of shares of common stock that may be acquired by these Selling Shareholders upon the exercise of warrants that are currently exercisable.
(11) Voting and dispositive power with respect to these shares is shared by Ethan Kahn and Jim Gosselin.
(12)   Includes:
       o 101 shares of common stock owned by Dillon Capital, LLC
       o 5,333 shares of common stock that may be acquired by Dillon Capital,
         LLC upon the exercise of a warrrant that is currently exercisable.
       Voting and dispositive power with respect to these shares is exercised by Stewart Flink. Dillon Capital, LLC is affiliated with a registered broker-dealer, and acquired the warrants as to which these shares are issuable in 2000 as compensation for the performance of investment banking or similar services.
(13) Voting and dispositive power with respect to these shares is exercised by Harry Leopold.
(14)   Includes:
       o 6,483 shares of common stock owned by Homewood Capital Group; and
       o 10,525 shares of common stock that may be acquired by Mr. Mongiardo upon the exercise of a warrant that is currently exercisable.
(15) These shares were transferred to the Sheldon Drobny Retirement Plan by Paradigm Group II, LLC. Voting and dispositive power with respect to these shares is exercised by Sheldon Drobny.

                              PLAN OF DISTRIBUTION

         The selling shareholders, including any donees, pledgees or other transferees who receive shares from the selling shareholders, may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock my be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholders may sell the shares of common stock by various methods, including one or more of the following:

     o block trades in which the broker or dealer so engaged by the selling shareholders will attempt to sell the shares of common stock as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;
     o purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     o   an exchange distribution in accordance with the rules of the exchange;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     o negotiated transactions or otherwise, including an underwritten offering;
     o market sales (both long and short to the extent permitted under the federal securities laws);
     o   in connection with short sales of the shares of common stock;
     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws, and
     o   a combination of any of these methods of sale.

         In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts may exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker dealer commitment to the selling shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock form time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of shares of common stock commissions as described above. The selling shareholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

         The selling shareholders and any other person selling shares of common stock pursuant to this registration statement will be subject to the Securities Exchange Act of 1934, as amended. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the selling shareholders. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of the selling shareholders and any other person or entity selling shares of common stock pursuant to this registration statement to engage in market-making activities with respect to the shares of common stock.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         From time to time, the selling shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholder, the broker may offer and sell such pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act of 1933, as amended, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933, as amended, that may be required in the event a selling shareholder defaults under any customer agreement with a broker.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify certain of the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares by the selling shareholders will be borne by the selling shareholders. The selling shareholders may agree to indemnify brokers, dealers or agents that participate in sales by the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports, proxy statements and other information with, and furnish other reports to, the SEC. You can read and copy all of these documents at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also read and copy all of the above-referenced documents at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You also may obtain the documents we file with the SEC from the SEC's Web site on the Internet that is located at http://www.sec.gov.

         We "incorporate by reference" in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we file with the SEC. The information incorporated by reference in this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the end of this offering. The documents that we are incorporating by reference are:

     o   Our Annual Report on Form 10-K for the year ended December 31, 2003;
     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

     o Our Current Reports on Form 8-K filed with the SEC on March 18, 2004, November 1, 2004, December 3, 2004 and December 29, 2004; and

     o The description of our common stock that is contained in our Registration Statement on Form 8-A filed with the SEC on August 6, 1996.

         You should read the information relating to us in this prospectus, together with the information in the documents incorporated by reference in this prospectus.

         Any statement contained in a document incorporated by reference in this prospectus, unless otherwise indicated in that document, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference. In addition, some of the statements contained in one or more of the documents incorporated by reference may be modified or replaced by statements contained in a document incorporated by reference that is filed thereafter.

         You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attention: Investor Relations, Telephone:
(609) 671-0980.

                                  LEGAL OPINION

         Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares of common stock that may be offered by the prospectus.

                                     EXPERTS

         The consolidated financial statements of Universal Display Corporation and subsidiary (a development stage company) as of December 31, 2003 and 2002, and for the years then ended, and for the period from June 17, 1994 (inception) through December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Universal Display Corporation and subsidiary (a development stage company) as of December 31, 2001 and for the year ended December 31, 2001, and for the period from June 17, 1994 (inception) through December 31, 2003 to the extent related to the period from June 17, 1994 (inception) through December 31, 2001, were audited by Arthur Andersen LLP. Those other auditors have ceased operations. Those other auditors expressed an unqualified opinion on those consolidated financial statements in their report dated March 5, 2002. KPMG LLP's opinion on the statements of operations, shareholders' equity (deficit) and cash flows, insofar as it relates to the amounts included for the period from June 17, 1994 (inception) through December 31, 2001, is based solely on the report of the other auditors.

         There is no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the financial statements audited by them, particularly in the event that Arthur Andersen ceases to exist as an entity or becomes insolvent as a result of the conviction or other proceedings against it. For more information concerning Arthur Andersen LLP, see "Risk Factors" in this Prospectus.

================================================================================



                                1,377,415 Shares



                          UNIVERSAL DISPLAY CORPORATION







                                  Common Stock



                                 _______________

                                   PROSPECTUS
                                 _______________








                                __________, 2005








================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

                  SEC Registration fee                                 $ 2,180
                  Transfer agent and registrar fees                      1,000
                  Printing and engraving fees                            1,000
                  Legal and accounting fees                             10,000
                  Miscellaneous                                             --
                                                                       -------
                  TOTAL                                                $14,180
                                                                       =======

The selling shareholders described in the prospectus included herewith will not pay any of the expenses of this offering.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania.

         Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

         Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17 Subchapter D of the PBCL.

         The registrant's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney `s fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the registrant or, at the request of the registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

         The registrant's Bylaws authorize the Registrant to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors so determines, by purchasing and maintaining appropriate insurance.

ITEM 16.          LIST OF EXHIBITS

         The exhibits filed as part of this registration statement are as follows:

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

4.1# Warrant Agreement dated as of April 25, 1996 between the registrant and Sherwin I. Seligsohn (Filed as an Exhibit to the Annual Report on Form 10K-SB for the year ended December 31, 1996, filed with the SEC on March 31, 1997, and incorporated by reference herein.)

4.2# Warrant Agreement dated as of April 25, 1996 between the registrant and Scott Seligsohn.

4.3# Form of Warrant Agreement issuable by the registrant to PPG Industries, Inc. pursuant to the Development and License Agreement (Filed as an Exhibit to Amendment No. 1 to Registration Statement (No. 333-50990) on Form S-3 filed with the SEC on March 7, 2001.)

5.1# Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

10.1# Development and License Agreement dated as of October 1, 2000, between the registrant and PPG Industries, Inc. (Filed as an Exhibit to Amendment No. 1 to Registration Statement (No. 333-50990) on Form S-3 filed with the SEC on March 7, 2001.)*

10.2# Amendment Number 1 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of March 7, 2001 (Filed as an Exhibit to Amendment No. 1 to Registration Statement (No. 333-50990) on Form S-3 filed with the SEC on March 7, 2001.)*

10.3 Amendment Number 2 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of October 15, 2002 (Filed as an Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003.)*

10.4 Amendment Number 3 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of January 21, 2003 (Filed as an Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003.)*

10.5 Amendment Number 4 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of April 11, 2003 (Filed as an Exhibit to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 13, 2003.)**

10.6+ Amendment Number 5 to the Development and License Agreement between the registrant and PPG Industries, Inc., dated as of December 22, 2004.**

10.7# License Agreement between the registrant and Motorola, Inc., dated as of September 29, 2000 (Filed as an Exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the SEC on November 20, 2001.)*

10.8+             Form of Warrant Agreement issued to Stephen R. Forrest and
                  Mark E. Thompson.

10.9+ Form of Warrant Agreement issued to STAT Holdings, LLC, Dillon Capital, LLC, LBC Capital Corporation, the Harry Leopold Roth IRA, James F. Mongiardo and the Sheldon Drobny Retirement Plan.

23.1# Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2+ Consent of KPMG LLP (Consent of Arthur Andersen LLP omitted pursuant to Rule 437A as described in Exhibit 23.2.)

24.1+             Powers of Attorney (included as part of the signature page hereof).
______________________
+  Filed herewith.
* Confidential treatment has been accorded to certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended.

** Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended. # Previously Filed.

ITEM 17.          UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Exchange Act of 1934, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ewing, state of New Jersey, on January 25, 2005.

                            UNIVERSAL DISPLAY CORPORATION


                            By:      /s/ Sidney D. Rosenblatt
                                     -------------------------------------------
                                     Sidney D. Rosenblatt
                                     Executive Vice President, Chief Financial
                                     Officer, Treasurer, Secretary and Director

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                               DATE
                  ---------                                      -----                               ----
                      *                        Chief Executive Officer and Chairman of the      January 25, 2005
---------------------------------------------- Board (principal executive officer)
Sherwin I. Seligsohn


/s/ Steven V. Abramson                         President, Chief Operating Officer and Director  January 25, 2005
----------------------------------------------
Steven V. Abramson


/s/ Sidney D. Rosenblatt                       Executive Vice President, Chief Financial        January 25, 2005
---------------------------------------------- Officer, Treasurer, Secretary and Director
Sidney D. Rosenblatt                           (principal financial and accounting officer)


                      *                        Director                                         January 25, 2005
----------------------------------------------
Leonard Becker


                      *                        Director                                         January 25, 2005
----------------------------------------------
C. Keith Hartley


/s/ Elizabeth H. Gemmill                       Director                                         January 25, 2005
----------------------------------------------
Elizabeth H. Gemmill


                      *                        Director                                         January 25, 2005
----------------------------------------------
Lawrence Lacerte

* /s/ Sidney D. Rosenblatt
  ------------------------
  By: Sidney D. Rosenblatt
  Attorney-in-Fact